10. IN-KIND TRANSACTIONS

Effective on the close of business on May 24, 2002, certain of the Funds acquired assets through in-kind transactions. These transactions each transferred the underlying securities and net cash balances of certain money market funds to the Funds identified below. In each transaction, shareholders redeemed out of one fund and purchased shares in another fund representing the value of those underlying securities and net cash balances which resulted in no gain or loss to the shareholders.

Fund Shares Issued
Class IS Shares Issued

Cost/Market Value of Securities

Fund Assets Liquidated

Institutional Money Market Fund

319,941,643
$319,941,643

Wachovia Money Market Fund

Institutional Municipal Fund

244,235,667
$244,235,667

Wachovia Tax-Free Money Market Fund

Institutional Treasury Fund

243,340,471
$243,340,471

Wachovia Treasury Money Market Fund

The amount of shares issued by the fund assets liquidated are reflected in the proceeds from shares sold in the respective Fund's Statement of Changes in Net Assets for the six months ended August 31, 2002.